EXHIBIT 5


                     [WILLKIE FARR & GALLAGHER LETTERHEAD]

January 26, 1996

W. R. Berkley Corporation
165 Mason Street
P. O. Box 2518
Greenwich, CT 06836-2518

Re: Form S-3 -- 75,828 shares of Common Stock

Dear Sirs:

    We have acted as counsel to W. R. Berkley Corporation, a Delaware corporation (the "Corporation"), in connection with the registration statement on Form S-3 (the "Registration Statement") being filed by the Corporation on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the sale of 75,828 shares of common stock, par value $.20 per share, of the Corporation (the "Common Stock"). In connection with this opinion, we have examined such corporate records, certificates and other documents and have reviewed such questions of law as we deemed necessary or appropriate.

    Based upon that examination and review, we advise you that, in our opinion:

        1. The Corporation has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware.

        2. The Common Stock has been duly and validly authorized and legally issued.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Opinions" in the Prospectus contained in the Registration Statement.

Very truly yours,



Willkie Farr & Gallagher